Contact:	Ruth Pachman/Michael Herley	Mark A. Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. REPORTS FISCAL YEAR 2012 AND FOURTH QUARTER RESULTS

New York, New York, June 26, 2012 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its fourth quarter and fiscal year ended March 31, 2012 ("fiscal 2012").

The Company reported a net loss of $7.1 million or a loss per share of $1.93 for the fourth quarter of fiscal 2012, compared to a net loss of $5.5 million or a loss per share of $33.15, for the prior year period. The Company reported a net loss of $23.4 million, or loss per share of $14.26, for fiscal 2012 compared to a net loss of $39.5 million, or loss per share of $242.25, for fiscal 2011.
“Carver continues to make progress on improving the performance and quality of our loan portfolio. While there is more work to be done, we are pleased to report that non-performing assets decreased 35% to $86.4 million since the June 2011 peak of $133.5 million (including an 8% reduction in non-performing assets during the quarter),” said Chairman and CEO Deborah C. Wright. “Notably, delinquencies in the 30-89 day period declined 61% this quarter compared to the prior year period, decreasing to $22.4 million from $57.8 million.”

Ms. Wright continued: “As a result of our previously reported $55 million capital raise, Carver's capital level continues to exceed regulatory requirements, with a Tier 1 leverage capital ratio of 9.83% versus the required 9.00%, and a total risk-based capital ratio of 16.94% versus the required 13.00%.”
“While compression of the net interest margin continued this quarter, we have reduced Carver's cost of funds by prepaying $40 million in higher-cost borrowings. Our higher level of cash and cash equivalents position Carver to grow earning assets which have declined significantly during this cycle. We are focused on rebuilding Carver's loan portfolio, though this process will take time given the challenging lending and economic environment. We are also working to increase fee income, principally through 'Carver Community Cash,' our well received product line designed to serve the unbanked,” noted Ms. Wright”
Income Statement Highlights

Fourth Quarter Results
The Company reported a net loss for the three months ended March 31, 2012 of $7.1 million compared to a net loss of $5.5 million for the prior year period. The primary drivers of the current quarter loss are charge offs taken on loans transferred to held for sale during the period and lower interest income on loans.
Net Interest Income
Interest income decreased $2.3 million, or 26.8%, to $6.4 million in the fourth quarter, compared to the prior year quarter, the variance primarily attributed to a $130.2 million or 19.1% decrease in the average balance of interest earning assets. The average yield on mortgage-backed securities fell 60 basis points to 2.42% from 3.02% during the quarter, as higher yielding securities experienced early payoffs and were replaced with lower yielding securities. The average yield on loans fell 39 basis points to 5.01% from 5.40%. The decline in average loan balances was the direct result of management's continuing efforts to reduce the level of non-performing real estate loans through transfer to loans held-for-sale (“HFS”) and ultimately disposition through sales. The reduction in real estate loans will continue over the next several quarters until troubled debt restructures are complete and the Company rebuilds its loan production capacity.
Interest expense increased $0.4 million, or 19.0%, to $2.5 million for the fourth quarter, compared to $2.1 million for the prior year quarter. The increase is attributed to prepayment fees incurred as the Company made the strategic decision to prepay $30 million of repurchase agreements and $10 million of fixed rate borrowings. The average yield on interest earning liabilities fell 6 basis points to 1.35% at March 31, 2012, primarily due to management's decision to lower rates on deposits.

Provision for Loan Losses
The Company recorded a $4.1 million provision for loan losses for the fourth quarter compared to $6.8 million for the prior year quarter. For the three months ended March 31, 2012, net charge-offs of $4.6 million were recognized during the period compared to $5.0 million in the prior period. The charge-offs in the quarter were primarily related to loans moved to HFS.

Non-interest Income
Non-interest income decreased $0.3 million, or 21.1%, to $1.2 million for the fourth quarter, compared to $1.5 million for the prior year quarter, primarily due to $0.6 million of New Market Tax Credit (NMTC) fees and a gain on loan sales of $0.1 million, offset by $1.0 million of held for sale valuation adjustments incurred in the current period.

Non-interest Expense
Non-interest expense increased $0.2 million to $8.2 million compared to $8.0 million in the prior year quarter. The increase is primarily due to charge offs of escrow and carrying costs on loans HFS of $1 million, which were offset by $0.3 million in lower FDIC insurance premiums, $0.2 million in lower expenses on fixed assets and occupancy charges and a $0.2 million decrease in consulting fees, in the current period.

Income Taxes
The income tax benefit was $34 thousand for the fourth quarter compared to a $1.3 million expense for the prior year period.

Fiscal Year 2012 Results

The Company reported a net loss for fiscal 2012 of $23.4 million compared to a net loss of $39.5 million for the prior year period. The lower net loss is primarily the result of $16.3 million in provision for loan losses in the current period, which is $10.8 million less than the provision recorded in the prior year period, and the full valuation allowance taken against the deferred tax asset in the prior year period.
Net Interest Income
Interest income decreased $8.3 million to $27.9 million compared to $36.2 million in the prior year period. The decrease is primarily due to the drop in yields on interest bearing assets and the decrease in the average balance of interest earning assets, $5.7 million of the decrease in interest income was due to lower average balances and $2.6 million was due to lower yields. The average yield on mortgaged-backed securities fell 94 basis points to 2.70% from 3.64%. The average yield on loans fell 45 basis points to 4.93% from 5.38%. The current low interest rate environment, combined with the reduction in interest earning assets, continues to negatively impact interest income.
Interest expense decreased $1.4 million, or 14.8%, to $8.1 million compared to $9.5 million in the prior year period. The decrease was primarily due to a decline in deposit interest expense of $1.5 million. Borrowing expense increased during the fiscal year as the Company incurred prepayment fees following the early termination of $40 million in borrowings. The average yield on interest bearing liabilities fell 4 basis points to 1.43% at March 31, 2012 primarily due to management's decision to lower rates on certain deposits products. Termination of high coupon borrowings and lower deposit rates are expected to result in lower funding costs over the next several quarters.

Provision for Loan Losses
The Company recorded a $16.3 million provision for loan losses for the fiscal year, compared to $27.1 million for the prior year period. For the period ended March 31, 2012, net charge-offs were $19.7 million compared to $16.0 million for the prior year period, as the Company continues to execute our strategy to resolve troubled loans.

Non-interest Income
Non-interest income decreased $3.7 million, or 50.2%, to $3.7 million compared to $7.3 million for the prior year period. The decline is primarily due to $1.9 million of non-recurring fees that were earned on New Market Tax Credit (NMTC) transactions and a $0.8 million gain on sale of securities in the prior period. In addition the current period recognized a valuation adjustment on loans held-for-sale (“HFS”) of $1.0 million.

Non-interest Expense
Non-interest expense remained essentially flat to prior fiscal year at $30.9 million year. Increased charge offs of $1.4 million, the majority of which were related to escrow on loans HFS, were primarily offset by a $0.4 million reduction in federal deposit insurance premiums and an $0.8 million reduction consulting expenses.

Income Taxes
The income tax benefit was $1.0 million for the fiscal year compared to an expense of $15.7 million for the prior year period. The income tax benefit is primarily due to net operating loss carrybacks following management's reevaluating of its tax position.
Tax expense in the prior year period resulted from the full reserve taken on the Company's deferred tax asset.

Financial Condition Highlights
At March 31, 2012, total assets decreased $68.0 million, or 9.6%, to $641.2 million, compared to $709.2 million at March 31, 2011. Total loans receivable decreased $167.4 million, investment securities increased $24.9 million and premises and equipment decreased by $1.5 million. These decreases were partially offset by cash and cash equivalents and restricted cash, which increased $54.0 million, loans held for sale increased by $20.4 million and the allowance for loan losses decreased by $3.3 million.

Cash and cash equivalents and restricted cash increased $54.0 million, to $98.1 million at March 31, 2012, compared to $44.1 million at March 31, 2011. This increase was primarily driven by the capital raise inflow of $55 million, loan payoff and sales proceeds of $145.5 million, and an increase in money market deposits of $35 million. These inflows were offset by the repayment of institutional deposits of $95.5 million, early termination of borrowings of $40 million, investment purchases of $30 million and loan originations of $21.3 million.

Total securities increased $24.9 million, or 35.0%, to $96.2 million at March 31, 2012, compared to $71.2 million at March 31, 2011. This change reflects an increase of $31.6 million in available-for-sale securities and a $6.6 million decrease in held-to-maturity securities as the Company diversified its investment portfolio.

Total loans receivable decreased $167.4 million, or 28.9%, to $412.9 million at March 31, 2012, compared to $580.3 million at March 31, 2011, $110.2 million of principal repayments and loan payoffs across all loan classifications contributed to the majority of the decrease, with the largest impact from Commercial Real Estate, Construction and Business loans. Additionally $63.6 million of loans were transferred from held for investment to HFS. Principle charge offs for the fiscal year totaled $16.9 million. Decreases were partially offset by loan originations and advances of $23.1 million.

HFS loans increased $20.4 million. The Company has taken aggressive steps to increase troubled loan resolution. During the period the portfolio experienced a net increase of $52.8 million (net of charge offs), which was offset by $32.4 million of sales and paydowns.

Total liabilities decreased $96.9 million, or 14.2%, to $584.6 million at March 31, 2012, compared to $681.5 million at March 31, 2011.

Deposits decreased $28.1 million, or 5.0%, to $532.6 million at March 31, 2012, compared to $560.7 million at March 31, 2011. Reductions in institutional deposits impacted certificates of deposit and non interest bearing checking account balances. These declines were offset by growth in money market accounts following a promotional campaign held in the last quarter.

Advances from the Federal Home Loan bank of New York (FHLB-NY) and other borrowed money decreased $69.2 million, or 61.4%, to $43.4 million at March 31, 2012, compared to $112.6 million at March 31, 2011; $40 million of the decrease is a direct result of management's decision to prepay borrowings and a repurchase agreement before maturity. The remaining $30 million is attributed to scheduled maturities during the year.

Total equity increased $28.9 million, or 104.3%, to $56.6 million at March 31, 2012, compared to $27.7 million at March 31, 2011. The key component of this increase was a $55 million capital raise closed on June 29, 2011 as previously reported in a Form 8-K filed with the Securities and Exchange Commission on June 29, 2011. The increase in equity from the capital raise was partially offset by expenses of approximately $3.6 million related to the capital raise and the net loss for the fiscal year of $23.4 million.

Asset Quality
At March 31, 2012, non-performing assets totaled $86.4 million, or 13.5% of total assets, compared to $93.9 million or 14.0% of total assets at December 31, 2011. Non-performing assets at March 31, 2012 were comprised of $31.5 million of loans 90 days or more past due and non-accruing, $21.0 million of loans classified as a troubled debt restructuring, $2.1 million of loans that are either performing or less than 90 days past due and have been deemed to be impaired, $2.2 million of Real Estate Owned (REO), and $29.6 million of loans classified as HFS.

The allowance for loan losses was $19.8 million at March 31, 2012, which represents a ratio of the allowance for loan losses to non-performing loans of 36.3% compared to 29.46% at December 31, 2011. The ratio of the allowance for loan losses to total loans was 4.8% at March 31, 2012 compared to 4.45% at December 31, 2011.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)
	March 31,	March 31,
ASSETS	2012	2011
Cash and cash equivalents:
Cash and due from banks	$89,872	$36,725
Money market investments	1,825	7,352
Total cash and cash equivalents	91,697	44,077
Restricted cash	6,415	—
Investment securities:
Available-for-sale, at fair value	85,106	53,551
Held-to-maturity, at amortized cost (fair value of $11,774 and $18,124 at March 31, 2012 and March 31, 2011, respectively)	11,081	17,697
Total investments	96,187	71,248

Loans held-for-sale (“HFS”)	29,626	9,205

Loans receivable:
Real estate mortgage loans	367,611	525,894
Commercial business loans	43,989	53,060
Consumer loans	1,258	1,349
Loans, net	412,858	580,303
Allowance for loan losses	(19,821)	(23,147)
Total loans receivable, net	393,037	557,156
Premises and equipment, net	9,573	11,040
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	2,168	3,353
Accrued interest receivable	2,256	2,854
Other assets	10,271	10,282
Total assets	641,230	709,215

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	101,079	106,906
Non-Interest Bearing Checking	67,202	123,706
NOW	28,325	27,297
Money Market	109,404	74,329
Certificates of Deposit	226,587	228,460
Total Deposits	532,597	560,698
Advances from the FHLB-New York and other borrowed money	43,429	112,641
Other liabilities	8,585	8,159
Total liabilities	584,611	681,498

Stockholders' equity:
Preferred stock, (par value $0.01, per share), 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding	45,118	—
Preferred stock (par value $0.01 per share, 2,000,000 shares authorized; 18,980 Series B shares, with a liquidation preference of $1,000 per share, issued and outstanding.	—	18,980
* Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,264 and 168,312 shares issued; 3,695,174 and 165,618 shares outstanding at March 31, 2012 and March 31, 2011, respectively)	61	25
Additional paid-in capital	54,068	27,026
Accumulated deficit	(45,091)	(21,464)
Non-controlling interest	2,751	4,038
Treasury stock, at cost (2,090 shares at March 31, 2012 and 2,695 and March 31, 2011, respectively)	(447)	(569)
Accumulated other comprehensive income/(loss)	159	(319)
Total stockholders equity	56,619	27,717
Total liabilities and stockholders equity	641,230	709,215
(*) Common stock shares reflect 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2012	2011	2012	2011
Interest Income:
Loans	$5,854	$8,136	$25,930	$33,792
Mortgage-backed securities	284	421	1,302	1,993
Investment securities	149	94	489	357
Money market investments	64	26	215	103
Total interest income	6,351	8,677	27,936	36,245

Interest expense:
Deposits	1,011	1,143	4,023	5,529
Advances and other borrowed money	1,470	942	4,030	3,926
Total interest expense	2,481	2,085	8,053	9,455

Net interest income	3,870	6,592	19,883	26,790
Provision for loan losses	4,052	6,802	16,342	27,114
Net interest income after provision for loan losses	(182)	(210)	3,541	(324)

Non-interest income:
Depository fees and charges	778	712	2,990	2,936
Loan fees and service charges	206	404	895	1,022
Gain on sale of securities, net	—	—	—	764
Gain on sale of loans, net	103	2	257	8
Loss on sale of real estate owned	—	—	(216)	(202)
New Market Tax Credit ("NMTC") fees	625	286	625	1,940
Lower of Cost or market adjustment on loans held for sale	(965)	(200)	(1,870)	(200)
Other	434	292	973	1,062
Total non-interest income	1,181	1,496	3,654	7,330

Non-interest expense:
Employee compensation and benefits	2,899	2,933	12,087	11,704
Net occupancy expense	887	974	3,692	3,855
Equipment, net	477	600	2,102	2,272
Consulting fees	106	269	475	1,312
Federal deposit insurance premiums	354	686	1,531	1,938
Other	3,516	2,558	11,047	9,677
Total non-interest expense	8,239	8,020	30,934	30,758

Loss before income taxes	(7,240)	(6,735)	(23,739)	(23,752)
Income tax (benefit)/expense	(34)	(1,301)	(961)	15,718
Net loss before attribution of noncontrolling interests	(7,206)	(5,434)	(22,778)	(39,470)
Non Controlling interest, net of taxes	(58)	57	629	57
Net loss	(7,148)	(5,491)	(23,407)	(39,527)

Loss per common share:
Basic (*)	$(1.93)	$(33.15)	$(14.26)	$(242.25)
(*) Common stock shares for all periods presented reflects a 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

	March 2012	December 2011	September 2011	June 2011	March 2011
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$6,988	$12,863	$14,335	$16,421	$15,993
Multi-family	2,923	2,619	9,106	9,307	6,786
Commercial real estate	24,467	26,313	16,088	25,893	10,078
Construction	11,325	17,651	31,526	54,425	37,218
Business	8,862	9,825	7,831	9,159	7,289
Consumer	23	4	36	22	42
Total non-performing loans	$54,588	$69,275	$78,922	$115,227	$77,406

Other non-performing assets (2):
Real estate owned	$2,183	$2,183	$275	$237	$564
Loans held for sale	29,626	22,490	39,369	18,068	9,205
Total other non-performing assets	31,809	24,673	39,644	18,305	9,769
Total non-performing assets (3):	$86,397	$93,948	$118,566	$133,532	$87,175

Non-performing loans to total loans	13.22%	15.12%	16.14%	21.18%	13.34%
Non-performing assets to total assets	13.47%	14.01%	17.49%	19.68%	12.29%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held for sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. At March 31, 2012 there were $3.5 million TDR loans that had performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	For the Three Months Ended March 31,
	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$467,382	$5,854	5.01%	$602,234	$8,136	5.40%
Mortgaged-backed securities	46,953	284	2.42%	55,777	421	3.02%
Investment securities	27,583	94	1.36%	14,897	43	1.15%
Restricted Cash Deposit	6,415	—	0.03%	—	—	—%
Equity securities (2)	2,968	113	15.31%	3,398	72	8.59%
Other investments and federal funds sold	1,822	5	1.15%	7,066	5	0.29%
Total interest-earning assets	553,123	6,351	4.59%	683,372	8,677	5.08%
Non-interest-earning assets	99,834			57,230
Total assets	$652,957			$740,602

Interest Bearing Liabilities:
Deposits:
Now demand	$26,776	10	0.15%	$35,026	17	0.19%
Savings and clubs	101,003	66	0.26%	105,985	69	0.26%
Money market	99,914	230	0.93%	74,271	193	1.04%
Certificates of deposit	209,992	697	1.33%	261,616	856	1.31%
Mortgagors deposits	1,853	8	1.74%	2,061	9	1.75%
Total deposits	439,538	1,011	0.93%	478,959	1,144	0.96%
Borrowed money (3)	83,542	748	3.60%	112,584	942	3.35%
Total interest-bearing liabilities	523,080	1,759	1.35%	591,543	2,086	1.41%
Non-interest-bearing liabilities:
Demand	60,421			97,644
Other liabilities	6,657			17,528
Total liabilities	590,158			706,715
Stockholders' equity	62,799			33,887
Total liabilities & stockholders' equity	$652,957			$740,602
Net interest income		$4,592			$6,591

Average interest rate spread			3.24%			3.67%

Net interest margin			3.32%			3.86%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock
(3) Prepayment fees of $722k from a FHLB Advance and other borrowed money were excluded from the calculations

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	For the Fiscal year ended March 31,
	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$525,902	$25,931	4.93%	$628,314	$33,792	5.38%
Mortgaged-backed securities	48,214	1,302	2.70%	54,725	1,993	3.64%
Investment securities	23,195	313	1.35%	12,315	153	1.24%
Restricted Cash Deposit	5,275	2	0.04%
Equity securities (2)	2,928	372	12.72%	3,566	286	8.02%
Other investments and federal funds sold	2,030	17	0.84%	4,904	21	0.43%
Total interest-earning assets	607,544	27,937	4.60%	703,824	36,245	5.15%
Non-interest-earning assets	62,290			73,551
Total assets	$669,834			$777,375

Interest Bearing Liabilities:
Deposits:
Now demand	26,532	42	0.16%	45,187	101	0.22%
Savings and clubs	104,090	274	0.26%	109,503	286	0.26%
Money market	82,120	838	1.02%	71,053	795	1.12%
Certificates of deposit	201,568	2,831	1.40%	298,355	4,306	1.44%
Mortgagors deposits	2,258	38	1.68%	2,549	41	1.61%
Total deposits	416,568	4,023	0.97%	526,647	5,529	1.05%
Borrowed money (3)	95,762	3,308	3.45%	115,938	3,925	3.39%
Total interest-bearing liabilities	512,330	7,331	1.43%	642,585	9,454	1.47%
Non-interest-bearing liabilities:
Demand	92,465			73,459
Other liabilities	7,803			11,301
Total liabilities	612,598			727,345
Stockholders' equity	57,236			50,030
Total liabilities & stockholders' equity	$669,834			$777,375
Net interest income		20,606			26,791

Average interest rate spread			3.17%			3.68%

Net interest margin			3.39%			3.81%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock
(3) Prepayment fees of $722k from a FHLB Advance and other borrowed money were excluded from the calculations

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Fiscal Year Ended
	March 31				March 31
Selected Statistical Data:	2012		2011		2012		2011

Return on average assets (1)	(4.38)%		(2.97)%		(3.49)%		(5.08)%
Return on average equity (2)	(45.53)%		(64.82)%		(40.46)%		(79.00)%
Net interest margin (3)	3.32%		3.86%		3.39%		3.81%
Interest rate spread (4)	3.24%		3.68%		3.17%		3.68%
Efficiency ratio (5)	163.12%		99.18%		131.43%		90.15%
Operating expenses to average assets (6)	5.05%		4.33%		4.62%		3.96%
Average equity to average assets (7)	9.62%		4.58%		8.64%		6.44%

Average interest-earning assets to average interest-bearing liabilities	1.06	x	1.16	x	1.19	x	1.10	x

Net loss per share (*)	$(1.93)		$(33.15)		$(14.26)		$(242.25)
Average shares outstanding (*)	3,695,507		165,618		1,662,138		165,572

	March 31
	2012		2011
Capital Ratios:
Tier I leverage capital ratio (8)	9.83%		5.38%
Tier I risk-based capital ratio (8)	14.50%		7.36%
Total risk-based capital ratio (8)	16.94%		9.60%

Asset Quality Ratios:
Non performing assets to total assets (9)	13.47%		10.99%
Non performing loans to total loans receivable (9)	13.22%		13.34%
Allowance for loan losses to total loans receivable	4.80%		3.99%
Allowance for loan losses to non-performing loans	36.31%		29.90%

(1) Net loss, annualized, divided by average total assets.
(2) Net loss, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non performing assets consist of non-accrual loans, and real estate owned
(*) Common stock shares for all periods presented reflects a 1 for 15 reverse stock split which was effective on October 27, 2011